EXHIBIT 10

December 7, 1993



Dreyfus Pennsylvania Intermediate
  Municipal Bond Fund
144 Glenn Curtiss Boulevard
Uniondale, New York 11556-0144

Gentlemen:

We have acted as counsel to Dreyfus Pennsylvania Intermediate Municipal Bond Fund (the "Fund") in connection with the preparation of a Registration Statement on Form N-1A, Registration No. 33-50211 (the "Registration Statement"), covering shares of beneficial interest (the "Shares") of the Fund.

We have examined copies of the Agreement and Declaration of Trust and By-Laws of the Fund, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the Commonwealth of Massachusetts, we have relied on the opinion of Messrs. Ropes &
Gray, a copy of which is attached hereto. Qualifications set forth in their opinion are deemed incorporated herein.

Based upon the foregoing, we are of the opinion that the Fund is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold and the authorized consideration therefor is received by the Fund, they will be validly issued, fully paid and nonassessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN




                            ROPES & GRAY
                      One International Place
                 Boston, Massachusetts 02110-2624




                                           December 7, 1993


Stroock & Stroock & Lavan
Seven Hanover Square
New York, New York 10004

Gentlemen:

     We are furnishing this opinion in connection with the proposed offer and sale from time to time by Dreyfus Pennsylvania Intermediate Municipal Bond Fund (the "Trust") of an indefinite number of shares of beneficial interest (the "Shares") of the Trust pursuant to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended.

     We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date, on file at the Office of the Secretary of State of the Commonwealth of Massachusetts. We have examined such other documents as we deem necessary for the purposes of this opinion.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof. We also assume that, in connection with any offer and sale of the Shares, the Trust will take proper steps to effect compliance with applicable federal and state laws regulating offerings and sales of securities.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after the Registration
Statement has been declared effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.


Sincerely,


Ropes & Gray